EXHIBIT 99.5

ITEM 7A.     Quantitative and Qualitative Disclosures About Market Risk.

The Company is exposed to market risk, including adverse changes in commodity prices, interest rates and foreign currency exchange rates as discussed below.

Commodity Price Risk

The Company produces, purchases and sells natural gas, crude oil, condensate and NGLs. As a result, the Company’s financial results can be significantly affected as these commodity prices fluctuate widely in response to changing market forces. In the past, the Company has made limited use of a variety of derivative financial instruments only for non-trading purposes as a hedging strategy to manage commodity prices associated with oil and gas sales and to reduce the impact of commodity price fluctuations. See “Business—Competition and Market Conditions.”

Interest Rate Risk

From time to time, the Company has entered into various financial instruments, such as interest rate swaps, to manage the impact of changes in interest rates. As of March 1, 2005, the Company has no open interest rate swap or interest rate lock agreements. Therefore, the Company’s exposure to changes in interest rates primarily results from its short-term and long-term debt with both fixed and floating interest rates. The following table presents principal or notional amounts (stated in thousands) and related average interest rates by year of maturity for the Company’s debt obligations and their indicated fair market value at December 31, 2004:

	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
Long-Term Debt:
Variable Rate	$0	$0	$0	$0	$555,000	$0	$555,000	$555,000
Average Interest Rate	—	—	—	—	3.66%	—	3.66%	—
Fixed Rate	$0	$0	$0	$0	$0	$200,000	$200,000	$216,500
Average Interest Rate	—	—	—	—	—	8.25%	8.25%	—

Current Hedging Activity

As of December 31, 2004, the Company held various derivative instruments.  During 2004, the Company entered into natural gas and crude oil option agreements referred to as “collars.”  Collars are designed to establish floor and ceiling prices on anticipated future natural gas and crude oil production. The Company has designated these contracts as cash flow hedges designed to achieve a more predictable cash flow, as well as to reduce its exposure to price volatility. While the use of these derivative instruments limits the downside risk of adverse price movements, they may also limit future revenues from favorable price movements. The use of derivatives also involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts.  As of March 7, 2005, the Company does not expect losses due to creditworthiness of its counterparties.

The gas hedging transactions are generally settled based upon the average of the reporting settlement prices on the NYMEX for the last three trading days of a particular contract month.  The oil hedging transactions are generally settled based on the average of the reporting settlement prices for West Texas Intermediate on the NYMEX for each trading day of a particular calendar month.  For any particular collar transaction, the counterparty is required to make a payment to the Company if the settlement price for any settlement period is below the floor price for such transaction, and the Company is required to make a payment to the counterparty if the settlement price for any settlement period is above the ceiling price of such transaction.

The estimated fair value of these transactions is based upon various factors that include closing exchange prices on the NYMEX, volatility and the time value of options.  Further details related to the Company’s hedging activities as of December 31, 2004 are as follows:

1

		NYMEX
		Contract		Fair Value
Contract Period and		Price		of
Type of Contract	Volume	Floor	Ceiling	Asset/(Liability)

Natural Gas Contracts (MMBtu) (a)
Collar Contracts:
January 2005 - December 2005	5,475	$5.50	$8.00	$214,810
January 2005 - December 2005	1,825	$6.00	$9.30	$658,634
January 2005 - December 2005	1,825	$6.00	$9.25	$652,362
January 2005 - December 2005	3,650	$6.00	$9.25	$1,304,729
January 2006 - December 2006	5,475	$5.00	$7.50	$(2,116,689)
January 2006 - December 2006	3,650	$5.50	$8.25	$(184,107)
January 2006 - December 2006	3,650	$5.75	$8.27	$182,666

Crude Oil Contracts (Barrels)
Collar Contracts:
January 2005 - December 2005	1,825,000	$40.00	$62.50	$3,891,103

(a)          MMBtu means million British Thermal Units.

In February 2005, the Company entered into additional crude oil collars to establish floor and ceiling prices on anticipated future crude oil production.  The Company has designated these contracts as cash flow hedges.  Further details related to this hedging activity is as follows:

		NYMEX
		Contract
Contract Period and		Price
Type of Contract	Volume	Floor	Ceiling

Crude Oil Contracts (Barrels)
Collar Contracts:
March 2005 - December 2005	1,530,000	$40.00	$62.50